Exhibit 99.1

Juniata Valley Financial Corp. Announces Third Quarter 2020 Results

Mifflintown, PA, October 29, 2020 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the quarter ended September 30, 2020 of $1.6 million, compared to net income of $1.1 million for the quarter ended September 30, 2019. Earnings per share, basic and diluted, were $0.32 during the three months ended September 30, 2020 compared to $0.21 during the three months ended September 30, 2019. For the nine months ended September 30, 2020, net income was $4.2 million compared to net income of $4.4 million for the nine months ended September 30, 2019. Earnings per share, basic and diluted, during the nine months ended September 30, 2020 were $0.83 compared to basic and diluted earnings per share of $0.85 during the corresponding 2019 period.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We remain focused on weathering the potential economic storm for our customers and our shareholders. We are positioned to lend and are managing our balance sheet with appropriate flexibility to address changing needs of both constituents”.

Juniata’s COVID-19 Response

Juniata remained responsive to the needs of customers for short-term payment relief through the third quarter of 2020. During the nine month period ending on September 30, 2020, Juniata approved interest and/or principal payment deferrals on 237 loans totaling $90.2 million for individuals and businesses affected by the economic impacts of COVID-19. As of September 30, 2020, nine of these loans, totaling $11.8 million, remained in deferment.

Additionally, Juniata is actively consulting with customers who applied for and received Paycheck Protection Program (“PPP”) loans through the Small Business Administration (“SBA”). Through September 30, 2020, Juniata made 508 PPP loans totaling $31.5 million. These loans may be forgiven by the SBA if the borrower satisfies specified criteria. Juniata is working to implement the SBA’s recently announced streamlined forgiveness approval process on PPP loans of $50,000 or less, which comprises most of Juniata’s PPP loans in number, but a relatively small amount of the total PPP loan balance.

Year-to-Date Financial Results

Annualized return on average assets for the nine months ended September 30, 2020 was 0.78% compared to 0.90% during the nine months ended September 30, 2019. Annualized return on average equity for the nine months ended September 30, 2020 was 7.45% compared to 8.30% during the nine months ended September 30, 2019.

Net interest income was $15.3 million during the nine months ended September 30, 2020 compared to $15.8 million during the comparable 2019 period. The decrease in net interest income was mainly attributable to a $1.5 million decline in loan interest and fee income, which was partially offset by a $0.8 million increase in interest income on investment securities over the same period, as well as a $0.4 million decline in interest expense. Average earning assets increased by $79.7 million, or 13.5%, to $669.1 million during the nine months ended September 30, 2020 over the comparable 2019 period. The average balance of investment securities increased by $81.2 million during the nine months ended September 30, 2020 over the nine months ended September 30, 2019. Average loan balances declined by $2.2 million compared to the same period in 2019 due to paydowns that exceeded demand for non-PPP loans, with such decline offsetting the significant PPP loan origination activity in 2020. Average interest bearing deposits increased by $20.2 million, or 5.0%, while average non-interest bearing deposits increased by $27.0 million, or 21.5%, driven by deposits of government stimulus payments and decreased consumer spending. Further, due to Juniata’s participation in the Federal Reserve’s Paycheck Protection Plan Liquidity Facility (“PPPLF”), the average indebtedness during the nine month period ended September 30, 2020 increased by $31.7 million. The increased funding was invested in the securities portfolio. Over the nine months ended September 30, 2020, the yield on earning assets decreased 70 basis points, to 3.67%, over the comparable 2019 period, while the cost of interest bearing liabilities decreased 22 basis points, to 0.84%. The yields on earning assets and cost of funds were affected by the 175 basis point decline in the prime rate and the federal funds target range between the 2020 and 2019 periods. Net interest margin, on a fully tax equivalent basis, decreased from 3.64% during the nine months ended September 30, 2019 to 3.10% during the nine months ended September 30, 2020.

The provision for loan losses increased $1.1 million in the nine months ended September 30, 2020 in comparison to the nine months ended September 30, 2019. While both periods included the effect of net recoveries of $0.3 million and $0.5 million, respectively, due to the change in the economic environment resulting from the COVID-19 pandemic, Juniata increased the qualitative risk factors for all loan segments in the loan portfolio in its allowance for loan loss analysis during the nine month period ending on September 30, 2020.

Non-interest income was $4.0 million during the nine months ended September 30, 2020 in comparison to $3.5 million during the nine months ended September 30, 2019. Most significantly impacting the comparative nine month periods was a $0.9 million increase in the gains on the sales and calls of securities in 2020 over the comparable 2019 period due in part to the execution of a balance sheet strategy in the second quarter of 2020 that produced net securities gains of $0.5 million, which were used to offset a $0.5 million prepayment penalty on the extinguishment of long-term debt. Additionally, a restructuring to reduce overall premium exposure in the debt securities portfolio during the third quarter of 2020, resulted in a net gain on the sales of securities of $0.3 million. Partially offsetting this increase in non-interest income was a $0.1 million greater decline in the fair value of equity securities during the nine months ended September 30, 2020 compared to the equivalent 2019 period. Further, customer service fees, primarily NSF fees, were $0.3 million less in the 2020 period compared to the same period in the prior year, mainly due to decreased spending and deposits of stimulus funding during the pandemic.

Non-interest expense was $14.5 million during the nine months ended September 30, 2020 compared to $15.5 million during the nine months ended September 30, 2019. Non-interest expense declined during the nine months ended September 30, 2020 compared to the same period in 2019 primarily due to Juniata’s $1.3 million decline in employee benefits resulting from the elimination of pension-related expenses in 2020 compared to the $1.2 million in pre-tax pension settlement charges recorded during the 2019 period. Also contributing to the decline were lower occupancy and professional fees. Partially offsetting these declines was a $0.5 million prepayment penalty on long-term debt extinguishment, while no similar expense was recorded during the comparable 2019 period. Additionally, a $0.2 million net gain on the sales of other real estate owned was realized during the nine months ended September 30, 2019, while no gains were recorded during the comparable 2020 period.

An income tax benefit of $44,000 was recorded during the nine months ended September 30, 2020 compared to a $27,000 benefit during the same period. In 2020, Juniata was able to take advantage of a provision in the CARES Act allowing the carryback of a net operating loss from a previous acquisition.

Quarter-to-Date Financial Results

Annualized return on average assets for the three months ended September 30, 2020 was 0.82%, compared to 0.66% for the three months ended September 30, 2019. Annualized return on average equity for the three months ended September 30, 2020 was 8.36%, compared to 6.00% for the three months ended September 30, 2019.

Net interest income was $5.2 million for the third quarter of 2020 compared to $5.1 million for the third quarter of 2019. Average earning assets increased 18.9%, to $723.6 million, with average investment securities increasing by $101.0 million, or 52.1%, in the third quarter of 2020 compared to the comparable 2019 period. The yield on earning assets declined 76 basis points, to 3.43%, during the three months ended September 30, 2020 compared to the same period in 2019, while the cost to fund interest bearing assets with interest bearing liabilities over the same period decreased by 39 basis points, to 0.73%. The yield on earning assets and cost of funds were affected by reductions in the prime rate and the federal funds target range between the third quarters of 2019 and 2020. Net interest margin, on a fully tax equivalent basis, decreased from 3.41% during the three months ended September 30, 2019 to 2.93% during the three months ended September 30, 2020.

The provision for loan losses increased $0.1 million in the third quarter of 2020 in comparison to the third quarter of 2019. Due to the continued uncertainty in the economic environment resulting from the COVID-19 pandemic, Juniata maintained increased qualitative risk factors for all loan segments in the loan portfolio in its allowance for loan loss analysis in the third quarter of 2020, including an additional qualitative factor for all loans that had been granted COVID-19 deferrals, regardless of present deferment status.

Non-interest income in the third quarter of 2020 was $1.5 million compared to $1.2 million in the third quarter of 2019, an increase of 21.2%. Most significantly impacting non-interest income in the comparative three month periods was a $0.3 million increase in gains on the sales and calls of securities in 2020 over the comparable 2019 period as mentioned previously. Partially offsetting this increase was a $0.1 million decrease in customer service fees, predominantly in overdraft fees, in the third quarter of 2020 compared to the third quarter of 2019.

Non-interest expense was $4.9 million for the three months ended September 30, 2020 compared to $5.4 million for the three months ended September 30, 2019, a decline of 8.0%. Most significantly impacting non-interest expense in the comparative three month periods was a $0.9 million decline in employee benefits expense due to the elimination of pension-related expenses in 2020 compared to 2019 when a $0.9 million pre-tax pension settlement charge was recorded. Partially offsetting this decline was a $0.1 million increase in employee compensation in the third quarter of 2020 compared to the third quarter of 2019, as well as a $0.2 million net gain on sales of other real estate owned recorded during the third quarter of 2019, while no similar amount was recorded during the 2020 period.

An income tax provision of $0.1 million was recorded in the third quarter of 2020, compared to an income tax benefit of $0.1 million recorded in the third quarter of 2019, due to greater taxable income recorded during the 2020 period.

Financial Condition

Total assets at September 30, 2020 were $775.1 million, an increase of $104.5 million compared to total assets of $670.6 million at December 31, 2019. Comparing asset balances at September 30, 2020 and December 31, 2019, debt securities available for sale and loans increased by $86.2 million and $20.2 million, respectively. Over the same period, deposits increased by $68.6 million, with growth in both non-interest bearing and interest bearing deposits. Short-term debt increased by $11.4 million at September 30, 2020 compared to year-end 2019, while long-term debt declined by $10.0 million compared to the same period. Additionally, advances from the Federal Reserve Bank increased $31.3 million as of September 30, 2020 compared to December 31, 2019 due to Juniata’s participation in the PPPLF. Shareholders’ equity increased by $3.0 million primarily due to an increase in unrealized gains on debt securities at September 30, 2020 compared to December 31, 2019.

Subsequent Event

On October 20, 2020, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on November 16, 2020, payable on December 1, 2020.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission. In addition, the COVID-19 pandemic is having an adverse impact on Juniata, its customers and the communities it serves and may adversely affect Juniata’s business, results of operations and financial condition for an indefinite period of time. The Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 addressed risks and uncertainties associated with the COVID-19 pandemic and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 will update this disclosure.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	September 30, 2020	December 31, 2019
ASSETS
Cash and due from banks	$11,135	$12,658
Interest bearing deposits with banks	1,144	82
Cash and cash equivalents	12,279	12,740

Interest bearing time deposits with banks	735	2,210
Equity securities	992	1,144
Debt securities available for sale	296,848	210,686
Restricted investment in bank stock	3,449	3,442
Total loans	420,754	400,590
Less: Allowance for loan losses	(3,924)	(2,961)
Total loans, net of allowance for loan losses	416,830	397,629
Premises and equipment, net	8,881	9,243
Bank owned life insurance and annuities	16,503	16,266
Investment in low income housing partnerships	3,304	3,904
Core deposit and other intangible assets	261	318
Goodwill	9,047	9,047
Mortgage servicing rights	164	180
Accrued interest receivable and other assets	5,799	3,823
Total assets	$775,092	$670,632
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$159,512	$134,703
Interest bearing	441,014	397,234
Total deposits	600,526	531,937

Short-term borrowings and repurchase agreements	24,575	13,129
Federal Reserve Bank ("FRB") advances	31,298	—
Long-term debt	35,000	45,000
Other interest bearing liabilities	1,563	1,603
Accrued interest payable and other liabilities	5,429	5,256
Total liabilities	698,391	596,925
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares Issued - 5,151,279 shares at September 30, 2020; 5,141,749 shares at December 31, 2019 Outstanding - 5,029,841 shares at September 30, 2020; 5,099,729 shares at December 31, 2019	5,151	5,142
Surplus	24,977	24,898
Retained earnings	44,845	43,954
Accumulated other comprehensive income	3,827	516
Cost of common stock in Treasury: 121,438 shares at September 30, 2020; 42,020 shares at December 31, 2019	(2,099)	(803)
Total stockholders' equity	76,701	73,707
Total liabilities and stockholders' equity	$775,092	$670,632

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except share and per share data)	September 30,		September 30,
	2020	2019	2020	2019
Interest income:
Loans, including fees	$4,848	$5,157	$14,507	$16,023
Taxable securities	1,312	1,118	3,742	2,907
Tax-exempt securities	42	29	105	122
Other interest income	8	76	73	258
Total interest income	6,210	6,380	18,427	19,310
Interest expense:
Deposits	710	970	2,270	2,806
Short-term borrowings and repurchase agreements	26	9	34	44
FRB advances	28	—	35	—
Long-term debt	216	286	729	612
Other interest bearing liabilities	4	11	14	33
Total interest expense	984	1,276	3,082	3,495
Net interest income	5,226	5,104	15,345	15,815
Provision for loan losses	87	(46)	639	(490)
Net interest income after provision for loan losses	5,139	5,150	14,706	16,305
Non-interest income:
Customer service fees	339	429	1,030	1,280
Debit card fee income	384	328	1,080	1,000
Earnings on bank-owned life insurance and annuities	74	82	201	222
Trust fees	98	104	302	294
Commissions from sales of non-deposit products	66	52	213	218
Fees derived from loan activity	94	104	184	238
Mortgage banking income	11	16	41	52
Gain (loss) on sales and calls of securities	283	—	845	(56)
Change in value of equity securities	2	(19)	(152)	(4)
Other non-interest income	99	100	257	260
Total non-interest income	1,450	1,196	4,001	3,504
Non-interest expense:
Employee compensation expense	2,164	2,038	5,970	6,074
Employee benefits	625	1,492	1,747	3,090
Occupancy	284	309	869	979
Equipment	241	224	706	656
Data processing expense	600	556	1,664	1,545
Professional fees	198	210	562	772
Taxes, other than income	116	144	378	422
FDIC Insurance premiums	39	—	118	107
Loss (gain) on sales of other real estate owned	—	(222)	—	(208)
Amortization of intangible assets	19	21	57	65
Amortization of investment in low-income housing partnerships	200	200	600	600
Long-term debt prepayment penalty	—	—	524	—
Other non-interest expense	439	384	1,307	1,383
Total non-interest expense	4,925	5,356	14,502	15,485
Income before income taxes	1,664	990	4,205	4,324
Income tax provision (benefit)	58	(103)	(44)	(27)
Net income	$1,606	$1,093	$4,249	$4,351
Earnings per share
Basic	$0.32	$0.21	$0.83	$0.85
Diluted	$0.32	$0.21	$0.83	$0.85

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206